Exhibit 10.3
AMENDMENT 2012-1
NORDSTROM 401(k) PLAN & PROFIT SHARING
(2008 Restatement)

The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended pursuant to Plan Section 13.1-3 to clarify that eligibility to make Elective Deferral Contributions or designated Roth contributions terminates on the Employee's Severance from Employment Date.

1.    Section 5.2 Elective Deferral Contributions is amended by replacing Section 5.2-4 Changes to Deferral Election with the following, effective March 1, 2012:

“5.2-4 Changes to Deferral Election. During employment, a Participant may modify, suspend or resume Elective Deferral Contributions by any telephonic, electronic or written means established by the Administrator. Any such change shall be effective as of the first day of the next payroll cycle following processing of the change notification received by the Administrator; provided, however, that if the Administrator is not able to administratively process the change by such payroll date, the change shall be effective as soon as the administrative processing is complete. A Participant's Elective Deferral Contributions election will be automatically revoked on the Participant's Severance from Employment Date. Accordingly, the Participant's Elective Deferral Contributions election will be applied to Compensation paid on or before the Severance from Employment Date, but a Participant is not eligible to make Elective Deferral Contributions from Compensation paid after the Severance from Employment Date. A rehired Participant must reinitiate a new Elective Deferral Contribution election in the manner specified by the Administrator.”

IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2012-1 has been executed on behalf of the Company this ________ day of ________________, 2012.

NORDSTROM, INC.

By:    _______________________________________
Title:    Executive Vice President
Human Resources and Diversity Affairs